Exhibit 10.7

AGREEMENT NO. 7315-B

ELECTRIC SERVICE AGREEMENT

DUKE ENERGY CAROLINAS, LLC

WITH

CORE SCIENTIFIC, INC.

ELECTRIC SERVICE AGREEMENT

DUKE ENERGY CAROLINAS, LLC, (hereinafter called the “Company”) and CORE SCIENTIFIC, INC., (hereinafter called the “Customer”) do hereby mutually agree and consent, subject to the following conditions, that the Company shall sell and deliver electric power to the Customer, and the Customer shall purchase, receive, and pay for same:

1. Service Address. 155 Palmer Ln, Marble, NC 28905.

2. Service Requirements. The electric power to be delivered hereunder shall be at approximately 34,500/19,900 volts; with 4 wires wye connected grounded neutral. The contract demand shall be 24,000 Kilowatts; adjusted accordingly, as described in paragraph 6, however customer’s demand shall not exceed 48,000 kW.

3. Rate Schedule and Service Regulations. The sale, delivery, and use of electric power hereunder, and all services of whatever type to be rendered or performed in connection therewith, shall in all respects be subject to and in accordance with all the terms and conditions of the Company’s Rate Schedule HP(NC) with OPT-V(NC) Customer Baseline and its Service Regulations, both of which are now on file with the Utilities Commission of the State of North Carolina and are hereby incorporated by reference and made a part hereof as though fully set forth herein. The minimum monthly bill for electric power and energy shall be calculated in accordance with the minimum bill provisions of the attached rate schedule. Said Rate Schedule and Service Regulations are subject to change, revision, alteration or substitution, either in whole or part, upon order of said Commission or any other regulatory authority having jurisdiction, and any such change, revision, alteration, or substitution shall immediately be made a part hereof as though fully written herein, and shall nullify any prior provision in conflict therewith.

4. The effective date of this Agreement shall be June 10, 2019    .

5. The term of this Agreement shall be 2.5 years, and thereafter from year to year until terminated. The parties shall have the right of termination provided in the attached Rate Schedule, as from time to time amended; but not to exceed $[***] in LDER charges; and in the absence of any such provision, either party may terminate this Agreement upon written notice to the other delivered at least sixty (60) days in advance of the termination of the original term or any then existing additional term.

6. The maximum Contract Demand delivered to the Customer shall be 24,000 kW beginning November 5, 2018. The Contract Demand will be increased monthly, as needed, to match the Customer’s peak demand growth, which is defined as the Customer’s thirty-minute metering interval peak demand for the billing month. The Contract Demand will only be adjusted upward if the Customer’s peak demand exceeds the previously established Contract Demand, and under no circumstances will the Contract Demand be reduced. As Contract Demand increases, the minimum bill will be applicable to the new Contract Demand. After completion of ramp-up, the Contract Demand shall be 48,000 kW.

7. The delivery point shall be disconnects on poles adjacent to Duke Energy’s poles and distribution served; load shall be distributed evenly between 4 circuits, and billed as one delivery point.

8. For monthly Schedule OPT-V and Schedule HP bill calculations, the Customer Baseline on Rate Schedule OPT-V(NC) shall be equal to 24,000 kW in demand and 22,800 kWH per hour.

9. The Customer’s Federal Tax I.D. is [***]

10. The power contracts entered into by the Company and the Customer under dates of November 5, 2018, for the above mentioned plant of the Customer shall continue in effect until the beginning of delivery of power hereunder, and thereafter said contracts shall be cancelled and rendered of no effect, except that the Customer shall remain liable to the Company for all sums of money due under the terms of said contracts prior to the cancellation of same.

The above contract, along with the following attachments (HP(NC) Rate Schedule. OPT-V(NC)Rate Schedule, and Summary of Rider Adjustments) consisting of thirteen (13) total pages constitutes the entire agreement of the parties and there are no other agreements, written or oral between the parties as of the date of the signing of this document.

IN WITNESS WHEREOF, on the day and year first above written, the parties hereto have caused their corporate names to be hereunto subscribed, and their signatures hereunto affixed by and attested by their respective authorized personnel. Executed in duplicate.

CORE SCIENTIFIC, INC.	DUKE ENERGY CAROLINAS, LLC

By: /s/ JG Cleveland	By: /s/ Tammy H. Daber

Name: JG Cleveland	Name: Tammy H. Daber

Title: Chief Power Officer	Title: Power Contracts Administrator

Date: 6-3-19	Date: 6/13/2019

WITNESS:	WITNESS:

By: /s/ Carol Haines	By: /s/ Kimberly S. Ellis

Name: Carol Haines	Name: Kimberly S. Ellis

Title: VP Power Solutions	Title: Account Executive

Date: 6-3-19	Date: 6/13/2019